UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 14, 2005

NCI BUILDING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14315	76-0127701
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10943 North Sam Houston Parkway West Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 897-7788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

NCI Building Systems, Inc. (“NCI”) has entered into a Second Amendment, dated October 14, 2005 (the “Second Amendment”), to its $325 million senior secured credit agreement, dated June 18, 2004, by and among NCI, as borrower, certain of NCI’s subsidiaries, as guarantors, Wachovia National Bank, as administrative agent and lender, and the other banks party thereto, as lenders (as previously amended, the “Credit Agreement”). The Second Amendment:

•	reduces the applicable percentage for term loans that are LIBOR loans from 2.0% to 1.5% and for term loans that are base rate loans from 1.0% to 0.5%;

•	expands the definition of Cash Equivalents to include money market accounts containing cash and investments set forth elsewhere in such definition;

•	reduces the minimum amount for conversion from base rate loans to LIBOR rate loans to $5 million plus multiples of $500,000 in excess thereof;

•	eliminates the requirement that NCI apply the proceeds from its 2.125% Senior Subordinated Convertible Notes due 2024 to the prepayment of indebtedness under the Credit Agreement if such proceeds are not used within specified periods to fund permitted acquisitions;

•	reduces the maximum senior leverage ratio from 3.25:1 to 3.00:1 for the period from October 15, 2005 through April 30, 2008; and

•	increases by $10 million the aggregate amount that may be paid by NCI in stock redemptions and dividends during the term of the Credit Agreement.

The above description is qualified by the terms of the Second Amendment, which is filed as exhibit 10.1 to this report and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.1	Second Amendment to Credit Agreement, dated as of October 14, 2005, between NCI Building Systems, Inc (“NCI”), as Borrower, certain of NCI’s subsidiaries, as Guarantors, Wachovia Bank, National Association, as Administrative Agent, and the Lenders party thereto, as Lenders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Frances R. Powell
Frances R. Powell
Executive Vice President, Chief Financial Officer and Treasurer

Dated: October 14, 2005

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